Exhibit 10.1

LICENSE, SUPPLY, MARKETING AND DISTRIBUTION AGREEMENT

This License, Supply, Marketing and Distribution Agreement (“Agreement”) is entered into as of March 13, 2008 (the “Effective Date”) between Angiotech Pharmaceuticals (US), Inc., a company incorporated under the laws of Washington (“Angiotech”) and Rex Medical, LP, a limited partnership formed under the laws of Pennsylvania (“Rex Medical”).

Recital

WHEREAS, Rex Medical has developed a Vena Cava filter product, which it intends to market under the name “Option™”;

AND WHEREAS, Angiotech manufactures, distributes and sells various medical devices for use in various markets;

AND WHEREAS, Rex Medical desires to grant to Angiotech, and Angiotech desires to receive, an exclusive license during the Term (as hereinafter defined) to market and distribute the Product in the Territory;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby covenant and agree as follows:

Agreement

1. Definitions.

“AAA” shall mean the American Arbitration Association.

“Annual Minimum Sales Requirement” shall have the meaning set out in Section 6H.

“Annual Net Sales” shall mean the total Net Sales achieved by Angiotech during a Term Year.

“Change of Control” means a sale of either party, whether by merger, consolidation or other transaction or series of related transactions in which, in each case, the holders of such party’s voting securities outstanding immediately prior to the consummation of the transaction or the series of related transactions own securities with less than a majority of the voting power of such party or a successor immediately after the transaction or such transactions, or a sale of all or substantially all of such party’s assets or capital stock, or otherwise.

“Commercially Reasonable Efforts” means, with respect to the research, development, manufacture, clinical study, commercialization, marketing or sale of the Product, as the case may be, efforts and resources commonly used in the medical device industry for products with similar commercial and scientific potential at a similar stage in their lifecycle, taking into consideration their safety and efficacy, their cost to develop, the competitiveness of alternative products, the anticipated or actual nature and extent of their market exclusivity (including Patent Rights coverage and regulatory exclusivity), the likelihood of regulatory approval, and their estimated profitability, including the amounts of marketing and promotional expenditures and all other relevant factors.

“Confidential Information” means all proprietary, confidential and other non-public information, know-how and data (oral, written, graphic, demonstrative, machine recognizable or otherwise) relating to the proprietary technology and/or business of (i) the Disclosing Party, and (ii) a third party who has disclosed such information, know-how and data to the Disclosing Party under obligations of confidentiality, and which in either case is disclosed by the Disclosing Party to the Receiving Party within the context of this Agreement; provided, that, it shall be explicitly understood that Confidential Information includes, without limitations, information specifically related to the Product. “Disclosing Party” means the party disclosing Confidential Information to the other party pursuant to this Agreement and “Receiving Party” means the party receiving Confidential Information from the other party pursuant to this Agreement.

“Contract Manufacturers” shall have the meaning set out in Section 5A.

“Cost of Goods” or “COGS” shall have the meaning set out in Section 5B.

“Cumulative Minimum Sales Requirement” shall have the meaning set out in Section 6H.

“Dispute” shall have the meaning set out in Section 10A.

“Drug-Loaded Product” means a version of the Product that is created when Angiotech applies one or more drug-loading technologies to the Product.

“Field” shall mean the prevention of pulmonary emboli.

“First Sale” shall mean the earlier of: (i) the date the first Product is shipped by Angiotech to a customer (including end users, distributors, affiliates or related entities) that is not deemed a sample; or (ii) the date the first Product is invoiced by Angiotech to a customer (including end users, distributors, affiliates or related entities).

“FDA” means the U.S. Food and Drug Administration, including any successor regulatory federal agency.

“Improvement” means all improvements, variations, updates, modifications, and enhancements made by either party to the Product (other than specifically relating to the Drug-Loaded Product) during the term of the Agreement.

“Licensed Technology” means, in each case for use in the Field, (a) the patents and applications listed on Exhibit A, and other U.S. and international pending patent applications and issued patents, held by or assigned to Rex Medical or its affiliates related to the Product, including any patents issuing from any of the foregoing patent applications and any reissues, re-examinations, confirmations, extensions, renewals, substitutions, continuations, divisions, patent term extensions, and continuation-in-part applications of the foregoing; (b) know-how, techniques, trade secrets, data, information, materials and other intellectual property of any kind necessary or useful for exploitation of the Product; and (c) any and all Improvements made or conceived during the term of this Agreement.

“Loss” shall have the meaning set out in Section 9C.

“Manufacturing Cost” shall have the meaning set out in Section 5B.

“Net Sales” shall have the meaning set out in Section 6E.

“Net Sales Price” shall mean the Net Sales of the Products over a specified period of time, divided by the number of units of such Products sold during that period of time.

“Patent Offices” shall mean the United States Patent and Trademark Office, and the Canadian and European equivalents.

“Product” shall mean the packaged and ready for sale vena cava filter product and delivery system developed by Rex Medical, including any Improvements thereto.

“Quality Agreement” shall have the meaning set out in Section 7B.

“Royalty” and “Royalty Rate” shall have the meaning ascribed to them in Section 6C.

“Specifications” shall mean the Product specifications as set out in Exhibit F.

“Term”, “Initial Term” and “Renewal Term” shall have the meaning ascribed to them in Section 8A.

“Term Year” shall mean, for the first year of the Term, the period of time from First Sale to eighteen (18) months after First Sale, and for each successive year, each consecutive period of twelve (12) months thereafter until the end of the Term.

“Territory” shall mean the entire world.

“Trademarks” shall mean the trademark “Option” and the trade name “Rex Medical”.

2. License Grant.

A. Patent License. Rex Medical hereby grants to Angiotech during the Term a sole and exclusive (even as to Rex Medical) fully sub-licensable to affiliates of Angiotech (without consent of Rex Medical) and to third parties (with the consent of Rex Medical, which shall not be unreasonably withheld) license to the Licensed Technology to develop, have developed, manufacture, have manufactured, use, have used, market, have marketed, distribute, have distributed, sell, have sold, offer for sale, export and import the Product in the Field in the Territory. Angiotech hereby grants back to Rex Medical a license to the Licensed Technology to allow Rex Medical to develop, have developed, manufacture, have manufactured and to sell to Angiotech, the Product, all as provided for in this Agreement.

B. Trademark License. Rex Medical hereby further grants to Angiotech an exclusive license (except as set forth herein) to use the Option™ Trademark at Angiotech’s reasonable discretion, in accordance with the terms and conditions set forth herein, as well as a non-exclusive license to use the Rex Medical Trademark, in accordance with the terms and conditions set forth herein and other reasonable trademark usage guidelines provided by Rex Medical from time to time, in association with the Products during the Term of this Agreement. Rex Medical retains the right to use the Option™ trademark on its website and in promotional materials, such as brochures, case studies, white papers, and advertising related to the Product. Rex Medical shall be responsible for registering and maintaining, at Rex Medical’s expense, the Trademarks in the U.S., Canada and European Union. In the event that Angiotech determines that it is commercially prudent to register the Option™ Trademark in any other countries in the Territory, Angiotech shall have the right to do so, with Rex Medical listed as the Trademark owner, all at the cost and expense of Angiotech. Rex Medical agrees to use Commercially Reasonable Efforts to assist Angiotech in obtaining any such registration.

3. Commercialization by Angiotech.

A. Commercialization Plan and Progress Reports. All sales and marketing activities for the Product in the Field will be the responsibility of Angiotech. Rex Medical shall provide reasonable input and direction with respect to the following areas including without limitation: pricing structure, promotional strategy, and geographic roll-out strategy. Angiotech shall in its sole discretion decide on the manner in which it executes on any and all activities related to the commercialization of Product. Angiotech agrees that it shall use Commercially Reasonable Efforts to carry out the marketing and commercialization of the Product in the Field throughout the Territory. Angiotech will maintain and support appropriate field sales force levels throughout the Territory (including without limitation maintaining during the Term a minimum of 48 sales persons in the U.S.) and shall hire and train qualified dedicated marketing personnel for the Product. Angiotech shall also provide Commercially Reasonable Efforts with respect to promotional (budgetary and advertising and marketing) support and have a commercially reasonable presence at all major industry trade shows and conferences. Angiotech shall provide Rex Medical with quarterly reports containing units sold, average selling price and applicable royalty rate within thirty (30) days of the end of each calendar quarter during the Term, coinciding with the Royalty payments to be made under Section 6D. The parties agree that Angiotech shall be allowed a period of thirty (30) days from the date of receipt of 510K approval for the sale of the Product to have adequately trained a field sales force of at least 48 sales persons in the U.S., and Angiotech shall not be in breach of this Section should such the number of sales persons decline below the minimum of 48 persons after such date; provided that Angiotech hires and trains replacements such that the minimum number is again satisfied within one hundred eighty (180) days after any such decline, and continues to use its Commercially Reasonable Efforts to market and sell the Product throughout the Term.

B. Marketing Practices. Angiotech shall: (i) conduct its business in a manner that reflects favorably at all times on the Product and the good name, goodwill, and reputation of Rex Medical; (ii) avoid deceptive, misleading, or unethical practices that are or might be detrimental to, the Product, or the public, including, but not limited to, disparagement of Rex Medical or the Product or the Trademarks; (iii) make no false or misleading representation with respect to the Product; and (iv) not publish or use any misleading or deceptive advertising material.

C. Expenses of Angiotech. Angiotech will assume and pay all costs incurred in marketing and commercializing the Product unless otherwise specifically provided for herein.

D. Trademark Display. Angiotech will highlight the Trademarks on all packaging and promotional material (including brochures, website content, case studies, white papers, articles, and print and other advertising), and in so doing, will provide reasonably acceptable attribution to Rex Medical on the packaging as the owner of the Trademarks. Angiotech shall provide to Rex Medical a mock-up of the Product packaging depicting Angiotech’s proposed use of the Trademarks within sixty (60) days of the Effective Date for approval by Rex Medical, which approval shall not be unreasonably withheld, conditioned or delayed. Angiotech shall not alter, modify or obscure the Trademarks, except with the consent of Rex Medical.

4. Drug-Loaded Product Development

A. Cost. Both Parties hereby acknowledge and agree that Angiotech will be responsible for all regulatory, development and commercialization costs associated with the Drug-Loaded Product and that decisions concerning development and/or commercialization of such Product will be at the reasonable discretion of Angiotech, subject to the reasonable input and consent of Rex Medical on material decisions relating to market acceptance, market impact, product features and feasibility, regulatory and intellectual property issues and other issues reasonably likely to affect the market for and distribution of the Product, which consent shall not be unreasonably withheld, conditioned or delayed. Both Parties further acknowledge and agree that ownership of an improvement, which results in the creation of, and solely relates to, a Drug-Loaded Product, shall be owned solely by Angiotech.

5. Terms of Product Manufacture and Supply

A. Manufacture of Product. Rex Medical, through its contract manufacturers, including those listed in Exhibit C (“Contract Manufacturers”), shall be responsible for the manufacture of the Products for all of Angiotech’s needs pursuant to the terms of this Agreement. In the event that all or a part of the manufacture of the Product is transferred during the Term to Angiotech or its affiliate, the parties agree to review and negotiate, acting reasonably and in good faith, any modifications that may be necessary or appropriate based on the resultant changes in relative roles and responsibilities of the parties.

B. Prices. The cost of the Product to Angiotech (“COGS”) shall initially be the sum of the prices of the Product components to be manufactured by the Contract Manufacturers (the “Manufacturing Cost”), plus all packaging and shipping costs to the extent not included. The parties intend that any reduction in COGS that are attributable to improvements to the manufacturing process shall be to the account of Rex Medical and any reductions that are attributable to sales volume are to be for the account of Angiotech. The Manufacturing Cost and COGS for the Product for the 3,000 unit pilot build is estimated to be approximately $286 per unit. The COGS after the initial order shall reflect any increase or decrease in the Manufacturing Cost, except as set forth below. The price of the second order of 5,000 units is expected to be approximately $270 per unit. The parties acknowledge and agree that Rex Medical has been using its Commercially Reasonable Efforts, and will continue after execution of this Agreement, to dedicate resources to identify and develop bona fide cost reduction initiatives to reduce the Manufacturing Cost. With respect to any such initiatives of Rex Medical’s that are ultimately incorporated into the commercial manufacturing process for the Product, Rex Medical shall receive all of the cost savings from the first order of Product after the initial 3,000 unit and 5,000 unit orders, based on an assumed COGS of $270 per unit. For example, assume that the Manufacturing Cost is $260 per unit on an order of 10,000 units which is made after the initial orders of 3,000 and 5,000 units. In this case, the COGS to Angiotech shall be $270 per unit for such order, plus all packaging and shipping costs to the extent not included, and Rex Medical shall retain the $10 per unit cost savings. Thereafter, any further cost savings will reduce Angiotech’s COGS in the amount of the cost reduction, except for cost reductions associated with the delivery system sheath that are related to manufacturing process improvements, which shall remain for Rex Medical’s benefit. For example, if the Manufacturing Cost of the next order of 10,000 units after the preceding order of 10,000 units is $250 per unit, and such reduction is not associated with the delivery system sheath, then Angiotech’s COGS on such order is $260 per unit, plus all packaging and shipping costs to the extent not included. In the event that the Manufacturing Cost increases as a result of increases in material costs or labor costs from Rex Medical’s Contract Manufacturers, the COGS to Angiotech will be the full amount of the revised Manufacturing Cost, plus all packaging and shipping costs to the extent not included. Rex Medical shall notify Angiotech in writing within 5 days when Rex Medical implements any manufacturing improvement with its Contract Manufacturers. Rex Medical shall report to Angiotech on a quarterly basis the Manufacturing Cost, including any decrease in

Manufacturing Cost as a result of implemented process improvements or increased sales volumes.

C. Order Procedures; Acceptance. Angiotech shall provide Rex Medical with quarterly rolling forecasts of its projected demand for Product from and after First Sale. Angiotech shall order Product from Rex Medical by submitting a written binding purchase order identifying the number, requested delivery date(s) and any export/import information required to enable Rex Medical to fill the order. Upon receipt of an order, Rex Medical shall promptly advise Angiotech of lead time required for the manufacture and delivery of such order in its entirety. Once such delivery date is identified and agreed to by the parties, Rex Medical shall use Commercially Reasonable Efforts to fully comply therewith, subject to applicable limitations set forth in agreements with the Contract Manufacturers. For the avoidance of doubt, subject to the other terms of this Agreement, Angiotech shall be obligated to pay for all Product delivered that is the subject of a purchase order that is accepted by Rex Medical, and such purchase order is binding and cannot be cancelled or modified by Angiotech without Rex Medical’s express written consent, to be given or withheld in Rex Medical’s absolute discretion Rex Medical will notify Angiotech promptly if it becomes aware that delivery times cannot be met and advise Angiotech of its contract manufacturer’s anticipated production and shipping schedules. All orders shall be governed by this Agreement, and in the event of a conflict between this Agreement and a term or provision of any purchase order issued by Angiotech or invoice issued by Rex Medical, this Agreement shall govern.

D. Shipment and Delivery. Product will be shipped F.O.B. from a Contract Manufacturer’s processing facility or sterilizing facility to any location specified by Angiotech. Delivered orders shall be accompanied by an invoice (or such invoice shall be sent contemporaneously by Rex Medical) which will clearly indicate the Manufacturing Cost, the COGS to Angiotech and the total amount due. Acceptance of delivery of any Product by Angiotech shall not constitute a waiver of any of the express warranties stated in this Agreement or, except as otherwise set forth herein, any rights or remedies provided by law.

E. Inability to Fulfill Supply Obligations. During the Term, if Rex Medical (either itself or through its Contract Manufacturers) is unable to provide Angiotech with all of its Product requirements, based on and reasonably consistent with the forecasts as set forth above, then Rex Medical shall promptly provide written notice to Angiotech of such occurrence. In the event that the inability to supply such reasonable Product requirements continues for a period of three (3) months after such notice, Angiotech shall have the right in its sole discretion to engage a back-up supplier to manufacture and supply Product to Angiotech, subject to the following: Rex Medical shall use Commercially Reasonable Efforts to assist Angiotech with transferring Product manufacturing to Angiotech or a back-up supplier, as applicable; provided, however, Angiotech acknowledges and agrees that Rex Medical may not have the contractual rights to transfer manufacturing from one or more of its Contract Manufacturers at such time, and that Angiotech will be responsible for any and all costs and expenses related thereto, including without limitation any transfer fees. The applicable Annual Minimum Sales Requirement(s) and Cumulative Minimum Sales Requirements shall also be prorated to account for any period of time that Angiotech is unable to obtain adequate supply of Product which is reasonably consistent with rolling forecasts at a commercially viable price from Rex Medical.

F. Technical Support and Training. Rex Medical shall, as reasonably requested by Angiotech, render advice in connection with familiarizing Angiotech in the Specifications, characteristics and use of the Product. In the event Angiotech requests any Improvement to the Product that Angiotech acting reasonably has determined will enhance the safety and or marketability of the Product, Rex Medical agrees to discuss the commercial viability of the Improvement in good faith with Angiotech and the appropriate contract manufacturer, and if Rex Medical then determines that such Improvement is commercially viable, it agrees to use its Commercially Reasonable Efforts to work with Angiotech and the appropriate Contract Manufacturers to develop any such Improvement to the Product.

6. License Fees; Milestone Payments; Royalties

A. Initial Up-Front License Fee. Upon the execution of this Agreement by both parties, Angiotech shall pay to Rex Medical by wire transfer to Rex Medical’s bank account an initial non-refundable and non-creditable up-front license fee of Two Million Five Hundred Thousand US Dollars (US$2,500,000).

B. Milestone Payments. Angiotech shall pay to Rex Medical the following one time non-refundable and non-creditable milestone payments:

(i) Two Million Five Hundred Thousand US Dollars (US$2,500,000) by wire transfer or bank check within five (5) days after Rex Medical notifies Angiotech of its receipt of 510K approval for sale of the Product;

(ii) Five Hundred Thousand US Dollars (US$500,000) within thirty (30) days of the end of the calendar quarter after which Angiotech first achieves more than Two Million Five Hundred Thousand US Dollars (US$2,500,000) in Annual Net Sales;

(iii) One Million US Dollars (US$ 1,000,000) within thirty (30) days of the end of the calendar quarter after which Angiotech first achieves more than Five Million US Dollars (US$5,000,000) in Annual Net Sales;

(iv) One Million Five Hundred Thousand US Dollars (US$1,500,000) within thirty (30) days of the end of the calendar quarter after which Angiotech first achieves more than Fifteen Million US Dollars (US$15,000,000) in Annual Net Sales; and,

(v) Two Million US Dollars (US$2,000,000) within thirty (30) days of the end of the calendar quarter after which Angiotech first achieves more than Twenty Million US Dollars (US$20,000,000) in Annual Net Sales.

For the avoidance of doubt, more than 1 of the foregoing milestone payments may be earned in the same calendar quarter, and in such event all milestone payments that are earned in such quarter shall be paid as set forth above.

C. Royalties. Upon First Sale, Angiotech shall pay to Rex Medical a royalty on the Annual Net Sales of Product in each Term Year in the Territory (the “Royalty”) in accordance with the following table:

Annual Net Sales (US$)	“ROYALTY RATE”
From $0 to $10M	30%
From $10M to $20M	35%
From $20M to $30M	40%
Greater than $30M	47.5%

For the avoidance of doubt, each Term Year the Royalty Rate shall reset to the lowest tier and increase based on the Net Sales achieved for that Term Year only. Further, should Angiotech develop and receive regulatory approval for a Drug-Loaded Product, the above Royalty schedule and milestone payments shall apply to all combined revenue derived from Product Sales and Drug-Loaded Product sales for the periods indicated.

D. Payment. Royalty payments shall be due and payable on a quarterly basis at the conclusion of each calendar quarter (March 31st, June 30th, September 30th, and December 31st) during the Term. Payments will be made to Rex Medical not later than thirty (30) days after the close of the applicable calendar quarter together with a report setting forth the amount of Product sold during such quarter.

E. Net Sales. The term “Net Sales” shall mean the sum, over a specified period of time, of: (i) actual gross sales of Product to end user customers (i.e., the providers of medical procedures using the Product such as hospitals, surgical centers, medical groups, physicians, clinics, etc.) by Angiotech, its parent, affiliate and subsidiary entities, employees, subcontractors, resellers or agents in the Territory, minus (ii) reasonable and customary actual trade or volume discounts, credits or rebates, refunds, freight charges and taxes (collectively referred to as “rebates and charges”); provided, however that the parties acknowledge and agree that, in the event that the Product has been packaged in combination with other product of Angiotech or its parent, affiliate or subsidiary entities, the rebates and charges shall be allocated by and among all of the combined Product and that only the rebates and charges that are reasonably allocable to the Product shall constitute rebates and charges to be netted against the actual gross sales. Finally, if Product has been packaged in combination with other Product of

Angiotech or its parent, affiliate or subsidiary entities and the sales price of Product are not separately identified, the Net Sales shall be calculated using a fair allocation of the value of the Product portion of the combination product less applicable rebates and charges as set forth above. In the event of a dispute between the parties as to the appropriate allocation of rebates and charges and/or the allocation of the value of the Product, the matter will be resolved by the parties’ respective Chief Financial Officers, acting reasonably.

F. When a “Sale” Occurs. Product shall be deemed to have been “sold” on the earlier of (i) the date Product is shipped by Angiotech to the applicable customer (including end users, distributors, affiliates or related entities); or (ii) the date an invoice for Product is sent by Angiotech to the applicable customer (including end users, distributors, affiliates or related entities).

G. Sales Taxes; Governmental Regulations. Angiotech shall be solely responsible for any sales taxes, duties, fees or other charges imposed by any governmental authority, domestic or foreign, in connection with the purchase, sale or other disposition by Angiotech of the Product, excluding those based on income of Rex Medical. Angiotech shall be required to comply with any and all governmental laws, regulations and orders which may be applicable to Angiotech by reason of its execution and performance of this Agreement, including all laws, regulations or orders which govern or affect the ordering, shipment, import, sale, delivery or redelivery, or export or re-export of the Product.

H. Annual Minimum Sales Requirement. Angiotech agrees to sell during each Term Year the minimum number of units of Product specified for each such year on Exhibit B (such minimum for each Term Year, the “Annual Minimum Sales Requirement”) or the Cumulative Minimum Sales Requirement (also provided for in Exhibit B). Angiotech and Rex Medical each agree to begin to negotiate in good faith to agree upon the Annual Minimum Sales Requirement for each year during the Renewal Term not less than three (3) months prior to the expiration of the Initial Term; provided that the Annual Minimum Sales Requirement that Angiotech will be required to sell during the Renewal Term shall not be more than twenty percent (20%) higher than the Annual Minimum Sales Requirement for the last year of the Initial Term and the Annual Minimum Sales Requirement shall not thereafter increase year-over-year by greater than twenty percent (20%).

I. Failure to Meet Minimum Sales Requirement. Subject to section 6E, in the event that (i) during any Term Year Angiotech has failed to sell the Annual Minimum Sales Requirements and, (ii) as of the last day of such Term Year, Angiotech has failed to sell the Cumulative Minimum Sales Requirements, then the Agreement will automatically terminate ninety (90) days after Rex Medical gives Angiotech written notice of termination pursuant to the section unless, within sixty (60) days following the date of such notice, Angiotech pays Rex Medical an amount equal to the product of the following (the “Cure”):

i. the difference between the Annual Minimum Sales Requirement as of the last day of the applicable Term Year and the aggregate number of Product sold by Angiotech during the Term Year; multiplied by,

ii. the average Net Sale price for the Product sold during the applicable Term Year; multiplied by,

iii. the applicable Royalty Rate.

In the event that Angiotech makes the payment provided for in Section 6I for any Term Year, then thereafter the Cumulative Minimum Sales Requirement shall be calculated as if Angiotech had sold the Annual Minimum Sales Requirement for such Term Year and Angiotech shall have been deemed to fulfill the Annual Minimums for that Term Year.

J. Sole Remedy. Rex Medical acknowledges and agrees that its right of termination contained in Section 8B hereof (subject to Angiotech’s right to cure thereunder) is Rex Medical’s sole remedy for Angiotech’s failure to meet the Annual Minimum Sales Requirement and the Cumulative Minimum Sales Requirement, and Rex Medical shall not be entitled to payment of any Royalties based solely upon the Annual Minimum Sales Requirement or Cumulative Minimum Sales Requirement after or in the event of termination of the Term, for any reason (other than any unpaid Royalties on Net Sales which shall remain due and payable). Rex Medical shall continue to be entitled to the applicable Royalties due under this Agreement pursuant to any sales of the Product after the Expiration or Termination of this Agreement.

K. Rex Medical Audit Rights. Angiotech shall keep accurate records of all of its operations, and shall cause its affiliates to keep accurate records of all of their respective operations within the scope of this Agreement, for at least three (3) years following each payment period (as described in Section 6D). Rex Medical shall, at its expense, have the right to have a certified public accountant inspect such records once per calendar year, upon two (2) weeks prior written notice by Rex Medical, solely for the purpose of verifying the calculation and payment of the Royalties due hereunder, at the offices of Angiotech and its affiliates, as applicable, no later than three (3) years after the end of the calendar quarter to which such records pertain; provided, however, that such time limitation shall not apply if Rex Medical subsequently becomes aware of information which gives it a reasonable basis to call for an audit of an earlier period. The certified public accountant shall agree in writing with Angiotech to be bound by reasonable confidentiality provisions with respect to such information prior to receiving access to such information. In the event the examination shows an underpayment for any calendar quarter, Angiotech shall pay to Rex Medical the amounts underpaid within ten (10) days of receipt of the results of the audit. Where the amount of any underpayment is more than five percent (5%) for any calendar quarter, Angiotech shall also reimburse Rex Medical for the actual out-of-pocket costs incurred by Rex Medical to conduct such examination, plus interest at the published prime rate of interest in the United States, from the initial date the underpayment was due until the date that is ten (days) after the audit, and thereafter at the rate set forth in Section 19 hereof, and in such instance Rex Medical shall have the right in its sole discretion to request an additional audit at any time during that calendar year, upon two (2) weeks prior written notice as set forth above.

L. Angiotech Audit Rights. Rex Medical shall keep accurate records of all of its operations, and shall cause its affiliates to keep accurate records of all of their respective operations within the scope of this Agreement, for at least three (3) years following the payment of each Product invoice by Angiotech (as described in Article 5). Angiotech shall, at its expense, have the right to have a certified public accountant inspect such records once per calendar year, upon two (2) weeks prior written notice by Angiotech, solely for the purpose of verifying the Manufacturing Cost and the accuracy of the COGS charged to Angiotech, at the offices of Rex Medical and its affiliates, as applicable, no later than three (3) years after the payment of the invoice to which such records pertain; provided, however, that such time limitation shall not apply if Angiotech subsequently becomes aware of information which gives it a reasonable basis to call for an audit of an earlier period. The certified public accountant shall agree in writing with Rex Medical and/or one or more of the Contract Manufacturers, as the case may be, to be bound by reasonable confidentiality provisions with respect to such information prior to receiving access to such information. In the event the examination shows an overcharge on any invoice, Rex Medical shall pay to Angiotech, in cash or credit at the discretion of Angiotech, the amounts overpaid within ten (10) days of receipt of the results of the audit. Where the amount of any overpayment is more than five percent (5%) for any calendar quarter, Rex Medical shall also reimburse Angiotech for the actual out-of-pocket costs incurred by Angiotech to conduct such examination, plus interest at the published prime rate of interest in the United States, over the relevant period from the initial date the overpayment was made until the date that is ten (10) days after the audit, and thereafter at the rate set forth in Section 19 hereof, and in such instance Angiotech shall have the right in its sole discretion to request an additional audit at any time during that calendar year, upon two (2) weeks prior written notice as set forth above.

7. Regulatory Matters

A. Regulatory. Rex Medical will develop all regulatory files and clinical trial protocols for the Product in the Field and, except as otherwise specifically set forth in this Agreement, Rex Medical shall be responsible for the completion and execution of all regulatory filings associated with obtaining FDA approval in the United States and the CE mark in the countries of the European Union. All costs associated with the aforementioned activities shall be the responsibility of Rex Medical. Rex Medical will be designated as the sponsor of any 510(k), Investigational Device Exemption and Premarket Approval Application for the Product, as applicable. Angiotech shall be responsible for, and shall be the registered owner of, all regulatory filings associated with obtaining FDA approval in the United States, CE mark in the countries of the European Union and comparable filings for regulatory approval in countries in the rest of the world with respect to obtaining the applicable regulatory approvals for the Drug-Loaded Product. Angiotech also agrees that it will use Commercially Reasonable Efforts to fund and manage the necessary clinical trials and any other filings for the Product required by other countries outside of the U.S. or Europe where Angiotech believes it is commercially profitable to do so, all with the reasonable assistance and cooperation of Rex Medical. All costs associated with the aforementioned Angiotech activities shall be the responsibility of Angiotech and all such regulatory approvals shall be filed in Angiotech’s name, when relating to the Drug-Loaded Product, and Rex Medical’s name, when relating to the Product.

B. Quality. Rex Medical shall use Commercially Reasonable Efforts to ensure that its Contract Manufacturers’ commercial Product manufacturing processes comply with existing governmental regulations and standards in the United States and the European Union. Rex Medical shall use Commercially Reasonable Efforts to ensure that any contract manufacturer maintains at its factory a quality control inspection program to help assure that each lot of Product meets the Specifications and that the Products are manufactured according to Good Manufacturing Practices. Upon reasonable prior notice, Rex Medical shall use Commercially Reasonable Efforts to facilitate with the Contract Manufacturers to permit authorized employees and agents of Angiotech to enter the Contract Manufacturers’ facilities during normal business hours for the purpose of inspecting Product in various stages of manufacture and to conduct device Good Manufacturing Practices or I.S.O. audits; provided, however, that Angiotech recognizes and agrees that any such contract manufacturer may require that Angiotech and its employees or agents execute a confidentiality agreement satisfactory to such contract manufacturer prior to entering any facility, that some facilities or areas within facilities may nonetheless be off limits or may only be visited by independent third parties acceptable to the Contract Manufacturers, and that these determinations are outside of Rex Medical’s control. Rex Medical shall also provide to regulatory authorities information and documentation in its possession that is reasonably requested by such authorities related to Angiotech’s pursuit or maintenance of regulatory approvals for the Product and shall use its Commercially Reasonable Efforts to have the contract manufacturer provide any such information in its possession. Angiotech shall also provide to regulatory authorities information and documentation reasonably requested by such authorities that may be in its possession or within its access related to Rex Medical’s pursuit or maintenance of regulatory approvals for the Product. Any material modifications to the Specifications shall require the written consent of both parties, which consent from Angiotech shall not be unreasonably withheld, conditioned or delayed.

Angiotech shall use Commercially Reasonable Efforts to ensure that its commercial Drug-Loaded Product manufacturing processes comply with existing governmental regulations and standards in the United States and the European Union. Angiotech shall use Commercially Reasonable Efforts to ensure that it maintains at its factory a quality control inspection program to help assure that each lot of Drug-Loaded Product meets the Specifications and that the Drug-Loaded Products are manufactured according to Good Manufacturing Practices. Angiotech shall also provide to regulatory authorities information and documentation in its possession that is reasonably requested by such authorities related to Angiotech’s pursuit or maintenance of regulatory approvals for the Drug-Loaded Product.

C. Governmental Inspection. Rex Medical agrees to promptly notify Angiotech of any inspection by a governmental or regulatory representative that it becomes aware of, including but not limited to those from the FDA, that pertains to the Product or any component thereof. In such event, Rex Medical shall promptly provide Angiotech with a written report, summarizing the purpose, concerns if any, and outcome of any such inspection and shall permit Angiotech to review and copy, upon reasonable prior notice, any correspondence, reports, or other communications between Rex Medical and any governmental agency concerning or affecting said Product or component.

Angiotech agrees to promptly notify Rex Medical of any inspection by a governmental or regulatory representative that it becomes aware of, including but not limited to those from the FDA, that could have a material adverse effect on the sales or manufacturing of the Drug-Loaded Product or any component thereof. In such event, Angiotech shall promptly provide Rex Medical with a written report, summarizing the purpose, concerns if any, and outcome of any such inspection and shall permit Rex Medical to review and copy, upon reasonable prior notice, any correspondence, reports, or other communications between Angiotech and any governmental agency that could have a material adverse effect on the sales or manufacturing of the Drug-Loaded Product or any component thereof.

D. Product Recall.

(a) Coordination of Product Recall. In the event of a recall, stock recovery, withdrawal, or field correction with respect to, or if there is any governmental seizure of, any Product, the party receiving such knowledge shall promptly notify the other in writing of the details regarding such action, including, without limitation, providing copies of all relevant documentation.

(b) Costs and Expenses of Product or Drug-Loaded Product Recall.

(x) In the event of a Product recall, stock recovery, withdrawal or field correction with respect to, or if there is any governmental seizure of, any Product supplied hereunder, to the extent that it is due to: (i) the failure of Rex Medical to comply with any applicable law, rule, regulation, standard, court order, or decree; (ii) changes or additions to the Product or its packaging that were made by Rex Medical without the knowledge and consent of Angiotech; (iii) an inherent defect in the design of the Product or the failure of the Product to conform to the Specifications or other requirement set forth in this Agreement, except to the extent any such defect or failure is caused by or relates to the Drug-Loaded Product; or (iv) the negligent or intentional wrongful act or omission of Rex Medical in connection with performance hereunder, except to the extent that such recall, stock recovery, withdrawal or field correction is caused by or results from one of Angiotech’s actions set forth below, Rex Medical shall bear all costs and expenses of the seizure, recall, stock recovery, withdrawal, or field correction.

(y) In the event of a Product or Drug-Loaded Product recall, stock recovery, withdrawal, or field correction with respect to, or if there is any governmental seizure of, any Product supplied hereunder, to the extent that it is due to: (i) Angiotech’s marketing, selling or promotion of the Product or Drug-Loaded Product, including selling Product or Drug-Loaded Product beyond its shelf life or storing Product or Drug-Loaded Product other than in accordance with its Specifications; (ii) changes or additions to the Product or its packaging that were made by Angiotech without the knowledge and consent of Rex Medical; (iii) an inherent defect in the design of the Drug-Loaded Product or the failure of the Drug-Loaded Product to conform to the Specifications or other requirement set forth in this Agreement, except to the extent any such defect or failure relates to the Product; (iv) the failure of Angiotech to comply with any applicable law, rule, regulation, standard, court order, or decree; or (v) the negligent or intentional wrongful act or omission of Angiotech in connection with performance hereunder, shall be undertaken by Angiotech at its cost and expense.

(z) In the event of a Product recall that is determined to be attributed to a breach by Rex Medical as set forth above, Angiotech shall not be obligated to meet the

Annual Minimum Sales Requirements for that Term Year, and the parties agree to negotiate in good faith, acting reasonable, a mutually agreeable revised Annual Minimum Sales Requirements schedule for the remainder of such Term Year, if applicable, and revised Annual Minimum Sales Requirements and Cumulative Annual Minimum Sales Requirements for any subsequent Term Year. If no such agreement can be made after following the dispute resolution procedures set forth in Section 10A only, then Angiotech shall have the right to terminate the Agreement upon thirty (30) days prior written notice.

E. Serious Adverse Event Reporting. In the event that a serious adverse event is reported with respect to the Product in the Territory, the party receiving the report shall provide the other with a copy of any such reports within five (5) business days of receipt. The party holding the regulatory approval in the countries in which the serious adverse event needs to be reported shall report such incident promptly and in a manner that is generally acceptable in the industry and shall, within five (5) business days of any communication with the applicable regulatory body(s), provide the other party with copies of any such communications concerning the safety and efficacy of the Product. Once a serious adverse event has been reported and notice has been given to the other party, the parties agree to work together to formulate a plan as to how to deal with such event. Both parties acknowledge and agree that any delay in resolving such issues could result in significant harm and therefore both parties agree to deal with any such incidents promptly and in a manner that is generally acceptable in the industry. The cost of any action made necessary by the finding of a serious adverse event shall be attributed between the parties as provided for in Section 7(D).

F. Product Liability Insurance. Both Parties shall obtain and keep in force during the Term of this Agreement and for one (1) year after termination, the following insurance policies, with an insurance carrier with an A.M. Best rating of not less than A-:

(a) Comprehensive General Liability in an amount not less than $3,000,000 each occurrence for bodily injury and property damage for (including coverage under umbrella liability policies):

(i)	premises-operations;

(ii)	Product/completed operations;

(iii)	blanket contractual liability; and

(iv)	personal injury.

(b) Workers’ Compensation, Occupational Disease And Disability in accordance with applicable statutory requirements.

(c) Employer’s Liability in an amount of not less than $1,000,000.

8. Term and Termination

A. Term. This Agreement shall commence on the Effective Date and, unless earlier terminated as provided for herein, shall continue in effect for sixty six (66) months from the date of First Sale (the “Initial Term”). Upon expiration of the Initial Term, this Agreement may be extended by mutual agreement of the parties for additional one (1) year terms (the

“Renewal Term”) with Annual Minimums to be mutually agreed upon. The Initial Term and the Renewal Term will be collectively referred to as the “Term”.

B. Termination for Breach and Insolvency.

(x) Rex Medical shall have the right to terminate the Agreement upon ninety (90) days prior written notice if any of the following occurs:

(i) Angiotech materially breaches its obligations, representations or warranties under this Agreement, including without limitation failure to demonstrate Commercially Reasonable Efforts in the promotion and distribution of Product in the Territory and failure to pay milestone payments and Royalties when due;

(ii) Angiotech fails to sell the Annual Minimum Sales Requirements and the Cumulative Minimum Sales Requirements in any year and fails to satisfy the Cure, all as provided for in Section 6I; or,

(iii) Angiotech is or becomes bankrupt or insolvent, enters into an arrangement, readjustment of debt, general assignment for the benefit of creditors, dissolution or liquidation proceeding, or enters into a transaction that would result in a Change of Control.

(y) Angiotech shall have the right to terminate this Agreement upon ninety (90) days prior written notice under the following:

(i) Rex Medical materially breaches its obligations, representation or warranties under this Agreement;

(ii) The Product ceases to have valid and enforceable patent protection in the United States; or,

(iii) Rex Medical is or becomes bankrupt or insolvent, enters into an arrangement, readjustment of debt, general assignment for the benefit of creditors, dissolution or liquidation proceeding, or enters into a transaction that would result in a Change of Control.

C. Termination by Agreement. The parties may also terminate this Agreement at any time by mutually agreeing in writing to do so.

D. Effects of Termination. Upon termination or expiration of this Agreement, other than as a result of Angiotech’s material breach of its obligations under this Agreement or failure to sell the minimum annual units in any year and fails to satisfy the Cure, Angiotech will continue to distribute the Product worldwide, and Rex Medical will continue to manufacture the Product, on an exclusive basis for a period of 180 days post termination; provided, however, that any orders from Angiotech immediately prior to and after the expiration of the Agreement shall be made in accordance with the procedures set forth in Section 5C and be reasonably consistent with the immediately preceding forecast and sales volumes for the prior quarter. At the end of this 180 day period, Angiotech will have the right to sell only any Product remaining in its inventory. Notwithstanding anything to the contrary in this Agreement, upon termination or expiration of this Agreement all licenses granted by Rex Medical to Angiotech hereunder, express or implied, automatically terminate except to the extent necessary for Angiotech to sell Product after termination as permitted by this Section 8D.

9. Representations and Warranties; Indemnification.

A. Representations and Warranties of Each Party. Each party represents and warrants that:

(i) this Agreement has been duly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles;

(ii) as of the Effective Date, the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of such party, its officers and directors and does not conflict with any agreement, instrument or understanding, oral or written, to which such party is a party or by which it may be bound, and, to the best of its knowledge, does not violate any material law or regulation of any court, governmental body or administrative or other agency having authority over it;

(iii) such party has full power and authority to perform the obligations set forth herein;

(iv) such party is not subject to any order, decree or injunction by a court of competent jurisdiction which may prevent or materially delay the consummation of the transactions contemplated by this Agreement; and

(v) such party is duly organized, validly existing and in good standing under the laws of the jurisdiction where it is organized.

B. Representations, Warranties and Covenants of Rex Medical. Rex Medical represents, warrants and covenants to Angiotech that Product manufactured, assembled, sterilized and packaged by the Contract Manufacturers’ under this Agreement shall:

(i) not be adulterated or misbranded within the meaning of the United States Food, Drug, and Cosmetic Act, as amended, and the regulations issued thereunder, or within the meaning of any state or local law, the adulteration and misbranding provisions of which are similar to such act;

(ii) not be misused, contaminated, damaged, tampered with or otherwise altered, mishandled, or subjected to negligence while in the custody and control of Rex Medical or its Contract Manufacturers;

(iii) be manufactured in accordance with Good Manufacturing Practices, be free from defects in material and workmanship and conform to the Specifications at the time of shipment to Angiotech; and,

(iv) be free and clear from any security interest or any other lien or encumbrance.

Rex Medical further represents and warrants that: (a) it is the sole owner of the Licensed Technology; (b) the Product is the subject of freedom to operate (right to use) opinions and Rex Medical has provided Angiotech with a list of patents referenced in such opinions; (c) no royalties are due to others by reason of the sale of the Product; (d) the clinical studies done on the Product prior to the date hereof were conducted in good faith and not in contravention of any applicable laws, rules, regulations or guidelines concerning the performance of such studies and the interpretation of data collected; and, (e) it will comply with the terms of the agreements that it has with its Contract Manufacturers, including without limitation, the obligation to pay the Contract Manufacturers for Product and components manufactured by them for shipment to Angiotech, except to the extent any such Contract Manufacturers have breached their obligations to Rex Medical.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, REX MEDICAL SHALL NOT BE LIABLE FOR MISBRANDING WITH RESPECT TO ANY PRODUCT LABELING OR PACKAGE INSERT TEXT PROVIDED OR USED BY ANGIOTECH OR ITS AFFILIATES OR SUBDISTRIBUTORS, NOR WITH RESPECT TO ANY FAILURE TO MEET PRODUCT SPECIFICATIONS, ADULTERATION OR MISBRANDING, OR ANY FAILURE TO MANUFACTURE IN ACCORDANCE WITH GMPS, IF AND TO THE EXTENT RELATED TO THE HANDLING, PACKAGING OR OTHER ACT OR OMISSION OF ANGIOTECH OR ITS AFFILIATES OR SUBDISTRIBUTORS. REX MEDICAL MAKES NO REPRESENTATIONS OR WARRANTIES, AND SHALL HAVE NO LIABILITY, RELATING TO INFRINGEMENT, PRODUCT LIABILITY, WARRANTY OR OTHERWISE, TO THE EXTENT THAT ANY LIABILITY ARISES FROM THE DESIGN OF THE DRUG-LOADED PRODUCT, OR FROM ANY CHANGES TO THE DESIGN OF THE PRODUCT OR ITS PACKAGING THAT WERE MADE BY OR AT THE DIRECTION OF ANGIOTECH WITHOUT THE KNOWLEDGE AND CONSENT OF REX MEDICAL. REX MEDICAL MAKES NO REPRESENTATIONS OR WARRANTIES, AND SHALL HAVE NO LIABILITY, FOR ANY CLAIMS THAT THE PRODUCT INFRINGES ANY THIRD PARTY INTELLECTUAL PROPERTY TO THE EXTENT THAT ANY SUCH CLAIMS ARISE FROM ANY CHANGES TO THE DESIGN OF THE PRODUCT OR ITS PACKAGING THAT WERE MADE BY OR AT THE DIRECTION OF ANGIOTECH, WITH OR WITHOUT THE KNOWLEDGE AND CONSENT OF REX MEDICAL. REX MEDICAL’S WARRANTY SHALL NOT APPLY TO OR COVER ANY DEFECT OR NON-CONFORMANCE IN ANY PRODUCT THAT RESULTS DIRECTLY OR INDIRECTLY FROM SUCH PRODUCT HAVING NOT BEEN STORED

ACCORDING TO THE SPECIFICATIONS AFTER BEING SHIPPED BY REX MEDICAL OR ITS CONTRACT MANUFACTURERS OR FROM ITS PACKAGING, FURTHER MANUFACTURING, CARTONING OR HANDLING BY ANYONE OTHER THAN REX MEDICAL OR ITS CONTRACT MANUFACTURERS, OR ANY ADULTERATION OCCURRING AFTER THE PRODUCT IS SHIPPED BY REX MEDICAL OR ITS CONTRACT MANUFACTURERS. REX MEDICAL’S WARRANTIES SET FORTH IN THIS SECTION 9B ARE ITS EXCLUSIVE WARRANTIES TO ANGIOTECH WITH RESPECT TO THE PRODUCT, AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, GUARANTEES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, CONCERNING THE PRODUCT, OR ANY PATENT OR PROPRIETARY RIGHTS RELATING THERETO, AND INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ANGIOTECH SHALL NOT BE ENTITLED TO INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, LOSS OF USE, OR LOSS OF GOODWILL AS A RESULT OF ANY BREACH OF WARRANTY EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILFULL MISCONDUCT OF REX MEDICAL, AS PROVEN BY CLEAR AND CONVINCING EVIDENCE.

C. Representations, Warranties and Covenants of Angiotech. Angiotech represents, warrants and covenants to Rex Medical that neither it nor any of its affiliates shall, during the Term, market or sell any product that is competitive with the Product or the Drug-Loaded Product. Angiotech further represents, warrants and covenants to Rex Medical that Drug-Loaded Product manufactured, assembled, sterilized and packaged by Angiotech (and its contract manufacturers’) under this Agreement shall:

(i) not be adulterated or misbranded within the meaning of the United States Food, Drug, and Cosmetic Act, as amended, and the regulations issued thereunder, or within the meaning of any state or local law, the adulteration and misbranding provisions of which are similar to such act;

(ii) not be misused, contaminated, damaged, tampered with or otherwise altered, mishandled, or subjected to negligence while in the custody and control of Angiotech or its contract manufacturers;

(iii) be manufactured in accordance with Good Manufacturing Practices, be free from defects in material and workmanship and conform to the Specifications at the time of shipment to end-user customers; and

(iv) be free and clear from any security interest or any other lien or encumbrance.

D. Indemnification by Angiotech. Angiotech agrees to indemnify and hold Rex Medical, its officers, directors, employees, successors and assigns harmless from and against all losses, damages, action, suit, claim, demand, liability, penalty, expense (including, without limitation, reasonable attorneys’ fees and expenses), bodily injury, death, or property damage

(collectively, “Losses”), which they, or any of them, may sustain or incur resulting from, arising out of, or relating to claims, actions or suits (including a governmental investigation) by third parties to the extent arising from; (i) Angiotech’s breach of or failure to perform any obligation, provision, condition, representation, warranty or covenant of Angiotech contained in any of the provisions of this Agreement; (ii) any negligent or wrongful act or omission of Angiotech or its directors, officers, affiliates, employees or agents; (iii) failure of Angiotech to pay when due all taxes, assessments, levies or charges from any sources which may be assessed or levied against the Product purchased, or, if applicable, manufactured by Angiotech or against Angiotech itself in connection with Angiotech’s performance of this Agreement, including, without limitation, any tax in the nature of an excise tax, sales tax, value-added tax, import duty, customs duty, or import licensing fee or charge; (iv) violation by Angiotech (or any of its directors, officers, affiliates, employees or agents) of any applicable law, rule, regulation or order; ); (v) failure to manufacture and package Drug-Loaded Product in accordance with Specifications and in accordance with Good Manufacturing Practices; (vi) an inherent defect in the design or functionality of the Drug-Loaded Product; or (vii) any claims, settlements, losses, or judgments to the extent caused by any actual or alleged infringement of trademarks, patents or other intellectual property held by third parties by the Angiotech trademarks, patents or other intellectual property used on or in, the Product, or the Drug-Loaded Product, or changes or additions to the Product or its packaging that were made by or at the direction of Angiotech.

E. Indemnification by Rex Medical. Rex Medical agrees to indemnify and hold Angiotech, its officers, directors, employees, successors and assigns harmless from and against all Losses, which they, or any of them, may sustain or incur resulting from, arising out of, or relating to claims, actions or suits (including a governmental investigation) by third parties to the extent arising from; (i) Rex Medical’s breach of or failure to perform any obligation, provision, condition, representation, warranty or covenant of Rex Medical contained in any of the provisions of this Agreement; (ii) any negligent or wrongful act or omission of Rex Medical or its directors, officers, affiliates, employees or agents; (iii) failure of Rex Medical to pay when due all taxes, assessments, levies or charges from any sources which may be assessed or levied against the Product manufactured, if applicable, or against Rex Medical itself in connection with Rex Medical’s performance of this Agreement, including, without limitation, any tax in the nature of an excise tax, sales tax, value-added tax, import duty, customs duty, or import licensing fee or charge; (iv) violation by Rex Medical (or any of its directors, officers, affiliates, employees or agents) of any applicable law, rule, regulation or order; (v) failure to manufacture and package Product in accordance with Product Specifications and in accordance with Good Manufacturing Practices; (vi) an inherent defect in the design or functionality of the Product, except to the extent that any Losses arise from the Drug-Loaded Product or a change made to the Product by or at the direction of Angiotech; or (vii) any claims, settlements, losses, or judgments to the extent caused by any actual or alleged infringement of patents, trademarks or other intellectual property held by third parties by the Rex Medical Trademarks, patents or other intellectual property used on or in the Product, except to the extent such claims arise from a Drug-Loaded Product, or from changes or additions to the Product or its packaging that were made by or at the direction of Angiotech.

F. Indemnification Procedure. If indemnification is sought pursuant to Sections 10D or E above, the indemnified party shall: (i) give written notice to the indemnifying party within fifteen (15) days after receipt by the indemnified party of such claim, suit or demand; provided, however, that the failure to give notice within such time period shall not relieve the indemnifying party of its obligation to indemnify, unless it shall be materially prejudiced by such failure; (ii) permit the indemnifying party to assume direction and control of the defense of claims resulting therefrom; and (iii) at its own cost and expense, cooperate fully as requested by the indemnifying party in the defense of the claims. No offer of settlement, settlement or compromise by the indemnifying party shall be binding on an indemnified party without its prior written consent (which consent shall not be unreasonably withheld or delayed), unless such settlement fully releases the indemnified party without any liability, loss, cost or obligation incurred by such indemnified party. No offer of settlement, settlement or compromise by the indemnified party shall be binding on an indemnifying party without its prior written consent (which consent shall not be unreasonably withheld or delayed).

G. Disclaimer. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, PUNITIVE, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS OR OTHER COMMERCIAL OR ECONOMIC LOSS, AND LOSS OR INTERRUPTION OF BUSINESS. The foregoing provision shall not be construed to limit a party’s indemnification obligation under this agreement for third party claims which may include consequential, punitive or other types of damages.

10. Dispute Resolution.

A. Negotiation of Parties. In the event of any dispute, claim or controversy arising out of or relating to the interpretation of any provision of this Agreement, to the performance of either Party under this Agreement or to any other matter under this Agreement, including any action in tort, contract or otherwise, at equity or at law, and any claims of fraud in the inducement (a “Dispute”), either Party may at any time provide the other Party written notice specifying the terms of such Dispute in reasonable detail. As soon as practicable after receipt of such notice, the Chief Executive Officers of both Angiotech and Rex Medical shall meet (in person or otherwise) at a mutually agreed upon time and location for the purpose of resolving such Dispute. They shall engage in good faith discussions and/or negotiations for a period of up to thirty (30) days to resolve the Dispute or negotiate an interpretation or revision of the applicable portion of this Agreement which is mutually agreeable to both parties, without the necessity of formal procedures relating thereto. During the course of such discussion and/or negotiation, the parties shall reasonably cooperate and provide information that is not materially confidential in order so that each of the parties may be fully informed with respect to the issues in Dispute.

B. Arbitration.

(a) Submission. If the Dispute is not resolved within the thirty (30) day period referenced in Section 10A, either party may deliver written notice to the other party demanding submission of such Dispute to binding arbitration conducted pursuant to the provisions of this Agreement and the then-current commercial arbitration rules of the American Arbitration Association (“AAA”), except to the extent such AAA rules are inconsistent with the provisions of this Agreement. Even though the arbitrator(s) shall apply the AAA rules, the arbitration shall not be conducted by the AAA.

(b) Appointment of Arbitrator(s). The arbitration shall be conducted by a panel of three (3) arbitrators. Each party shall choose one arbitrator within ten (10) days after the expiration of the thirty (30) day period described in (a), and the two selected shall choose a third arbitrator within ten (10) days of their appointment. If the issues of the Dispute involve scientific, technical or commercial matters, any arbitrator chosen hereunder shall have educational training and/or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge.

(c) Location/Costs. The site of the arbitration shall be in the metropolitan area of New York, New York, USA. The exact location within such metropolitan area shall be designated by the arbitrator(s). The non-prevailing party shall pay all expenses of the arbitration proceeding, including the expenses and fees of the parties’ witnesses and legal counsel and of the arbitrator(s), unless otherwise provided in the arbitration award.

(d) Discovery/Interim Relief. The arbitrator(s) shall allow the parties to conduct limited discovery. Either party may apply to any court having jurisdiction hereof seeking injunctive relief so as to maintain the status quo until such time as the arbitration award is rendered or the Dispute is otherwise resolved.

(e) Final Award. The arbitrational award shall be final and binding upon the parties and may be entered and enforced at any court having jurisdiction. Each party hereby submits to personal jurisdiction of the Federal Courts located in the City of New York and consents to the entry of the arbitration award in such courts and in the appropriate courts located in any other jurisdiction of a party’s residence.

11. Confidential Information. It has been contemplated that in the course of the negotiation and the performance of this Agreement each party may have access to, or may disclose, Confidential Information of or to the other, as the case may be. Each party agrees that for the Term and for a period of five (5) years thereafter, the Receiving Party shall keep confidential and shall not publish or otherwise disclose, and will not use any Confidential Information of the Disclosing Party except for the limited purposes set forth in this Agreement; provided, however, that no provision of this Agreement shall be construed to preclude such disclosure of Confidential Information as may be necessary or appropriate (a) to obtain from any governmental agency any necessary approval contemplated by this Agreement, (b) to file patent applications or obtain patents that are included in the Licensed Technology consistent with the terms of this Agreement; provided, further, however, that the party whose information is to be disclosed shall be notified as soon as possible and the party that is being required to disclose such information shall, if requested by the party whose information is to be disclosed, use reasonable good faith efforts, at the expense of the requesting party, to assist in seeking a protective order (or equivalent) with respect to such disclosure or otherwise avoid making such disclosure. The Receiving Party will take all precautions as are reasonably necessary to prevent unauthorized access to, reproduction, duplication, disclosure or use of the other party’s Confidential Information and shall only disclose the Confidential Information of the other party to those of its officers, directors and employees, or to officers, directors and employees of its affiliates, on a “need to know basis” provided each such officer, director or employees agrees in favor of the Disclosing Party to be bound by the same obligations of secrecy and confidentiality that the Receiving Party is bound to under this Agreement and provided, further, that the Receiving Party shall be directly responsible to the Disclosing Party for any losses or damages suffered as a result of the breach of such obligations by the Receiving Party’s directors, officers or employees.

12. Relationship of Parties. Nothing herein shall be deemed to create an agency, joint venture, amalgamation, partnership, franchise or similar relationship between Angiotech and Rex Medical. Notwithstanding any of the provisions of this Agreement, neither party shall at any time enter into, incur, or hold itself out to third parties as having authority to enter into or incur, on behalf of the other party, any commitment, expense, or liability whatsoever, and all such commitments, expenses and liabilities undertaken or incurred by one party in connection with or relating to the development, manufacture or sale of Product or components thereof shall be undertaken, incurred or paid exclusively by that party, and not as an agent or representative of the other party.

13. Intellectual Property.

A. General. Angiotech and Rex Medical agree that each party retains all rights to, any and all patents, patent applications, trademarks, trademark applications, trade names, copyrights, trade secrets, inventions, know-how, and any and all other intellectual property rights conceived, reduced to practice or developed by such party prior to the Effective Date. Any Improvements developed by Rex Medical and/or Angiotech shall be the sole property of Rex Medical, and Angiotech hereby assigns all right, title and interest to any such Improvements to Rex Medical. Any inventions, improvements, or other intellectual property conceived, reduced to practice or developed by Angiotech, to the extent they relate solely to the drug-loading technology that is applied to the Drug-Loaded Product, shall be the sole property of Angiotech, and Rex Medical hereby assigns all right, title and interest to any such inventions, improvements, or other intellectual property that relates solely to the drug-loading technology that is applied to the Drug-Loaded Product to Angiotech.

B. Patents and Related Expenses. Rex Medical shall, at its own expense, apply for, prosecute before the Patent Offices and maintain in the Patent Offices all patent applications and patents listed on Exhibit A. Rex Medical shall keep Angiotech reasonably informed of all matters related to filing, prosecution and maintenance of such patents and patent applications, including providing Angiotech with, or making available to Angiotech, copies of substantive official communications relating to examination on the merits sent to, or received from, any patent office, with such documents to be sent to patents@angio.com unless otherwise available on-line through the US PTO or its foreign equivalent.

C. Infringement of Patents. Angiotech shall be entitled, but is not obligated, to take any and all action that it deems appropriate, at its expense, to assert any or all of the Licensed Technology against any party(s) deemed by Angiotech to infringe said Licensed Technology, and Rex Medical hereby agrees to cooperate with Angiotech as necessary in the pursuit of said action(s). Angiotech shall promptly keep Rex Medical informed of and provide copies of all material correspondence and documents relating to any such actions, and shall consult with Rex Medical on all major decisions regarding such actions, and Rex Medical shall have the right to consent to major decisions which are reasonably likely to affect Rex Medical, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Angiotech is successful in an action against a third party for patent infringement (or otherwise) and Angiotech is awarded damages for lost sales, reasonable royalties or otherwise of or relating to the Product, the parties agree that any money recovered as a result thereof will be divided among the parties in a manner that is consistent with the terms of this Agreement, particularly the terms of Section 6, after the recovery by Angiotech and Rex Medical of any outstanding direct, out-of-pocket costs and expenses, including without limitation reasonable attorneys’ fees, incurred by it in prosecuting the action. In the event that Angiotech decides not to pursue any action to assert the patents, Rex Medical shall have the option, at its expense, to take any and all action it deems appropriate to assert the patents. Rex Medical shall keep Angiotech reasonably informed of all matters related to any such action.

D. Infringement by Third Party Product.

(i) In the event that an infringement suit is filed naming Rex Medical and/or Angiotech as defendants and alleging that the Product infringes one or more patent(s) held by a third party, other than an infringement claim that arises from or is based on drug-loading technology, then Rex Medical shall be obligated to take any and all action that it deems appropriate, at its expense, to defend the Licensed Technology against the third party alleging infringement, and Angiotech hereby agrees to cooperate with Rex Medical as necessary in the pursuit of said action(s) as provided for in Section 9F. Rex Medical shall promptly keep Angiotech informed of and provide copies of all material correspondence and documents relating to any such actions, and shall consult with Angiotech on all major decisions regarding such actions, and Angiotech shall have the right to consent to major decisions which are reasonably likely to affect Angiotech, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii) In the event that an infringement suit is filed naming Rex Medical and/or Angiotech as defendants and alleging that the Product infringes one or more patent(s) held by a third party, other than an infringement claim that arises from or is based on drug-loading technology, then Rex Medical shall also be obligated to deposit royalty payments due to it by Angiotech hereunder into an interest-bearing escrow account as follows:

(a)	Rex Medical shall not be obligated to deposit any royalty payments due to it by Angiotech hereunder into the escrow account until after the end of the first Term Year;

(b)	After the first Term Year, Rex Medical shall be obligated to deposit 10% of any royalty payments paid to it by Angiotech hereunder into the escrow account until there is two million dollars ($2M) deposited in the escrow account;

(c)	Rex Medical shall be entitled to withdraw funds from the escrow account only for use to defend itself and Angiotech from the infringement action, or to pay an agreed upon settlement amount;

(d)	In the event that there is any draw-down of the escrow account by Rex Medical, Rex Medical shall be obligated to again deposit 10% of any royalty payments paid to it by Angiotech hereunder into the escrow account until there is again two million dollars ($2M) deposited in the escrow account;

(e)	Notwithstanding anything to the contrary in the foregoing, the total amount of royalty payments withheld under this Section 13D(ii) on account of all infringement actions shall not exceed a total amount of three million five hundred thousand dollars ($3.5M); and,

(f)	The terms of an Escrow Agreement governing the escrow account shall be agreed to by the parties before the end of the first Term Year.

(iii) In the event that Rex Medical and/or Angiotech are unsuccessful in defending the infringement action, or if a settlement is reached whereby the party alleging infringement is to receive an amount of money in consideration for such settlement, then the amount deposited in the escrow account shall be used to satisfy all costs and pay any judgment rendered against Angiotech and/or Rex Medical, or any settlement that requires a payment by Angiotech and/or Rex Medical, all as provided for in Section 9(E)(vii), and both parties shall instruct the escrow agent to release such escrow funds to the applicable third party and/or counsel. Notwithstanding anything in this Agreement to the contrary, in the event that the amount set aside in the escrow account is not sufficient to indemnify Angiotech as provided for in Section 9(E)(vii), Rex Medical shall remain liable to Angiotech for any amount in excess of the amount received by Angiotech from the escrow account pursuant to the terms of this Agreement.

(iv) In the event that: (a) Rex Medical’s Product is found not to infringe the third party patent(s) and no further avenues of appeal are available to the third party and no further infringement suit(s) have been filed against Rex Medical or Angiotech alleging the Product infringes one or more patent(s) held by a third party; or, (b) there are excess funds available in the escrow account after the satisfaction by Rex Medical of its indemnification obligations in Section 9(E)(vii); then both parties shall instruct the escrow agent to release all remaining escrow funds to Rex Medical.

(v) In the event that an infringement action relating to the Product (other than an infringement claim that arises from or is based on drug-loading technology) is settled by the parties in such a way that requires Angiotech to take a license to a third party’s intellectual property, then Angiotech and Rex Medical shall split equally the amount of any royalty responsibility to such third party up to and including a three percent (3%) royalty. In the event that the parties agree to a license with such third party that has a royalty in excess of three percent (3%), the parties shall split equally the amount of any royalty responsibility for the next two percent (2%). In the unlikely event that the parties are assessed or agree to a license with such third party that has a royalty in excess of five percent (5%), the parties shall split the amount of such royalty responsibility that is in excess of five percent (5%) in a manner to be mutually agreed upon, with the intent that Rex Medical shall be responsible for more than fifty percent (50%) of such excess, but in no event shall Rex Medical be responsible for more than seventy five percent (75%) of such excess above five percent (5%).

14. Force Majeure. Neither party shall be liable for any delay in or failure of performance hereunder due to any contingency beyond its reasonable control. Should the delay or failure continue for more than six (6) months, then the other party shall have the right to immediately terminate this Agreement upon written notice to the other party. However, nothing contained herein shall relieve either party from its obligation to make all payments due hereunder when such payments are due.

15. Notices. Any notice to be given pursuant to this Agreement shall be made and deemed effective if sent to the Party to whom such notice is required or permitted. Notice may be made via facsimile (if receipt is confirmed), overnight courier, registered mail, or postage prepaid mail. Addresses for notices are as follows:

If to Angiotech:

Angiotech Pharmaceuticals, Inc.

1618 Station Street

Vancouver, BC

Canada V6A 1B6

Attn: Vice President, Business Development

Facsimile: (604) 221-6915

With a copy to:

Angiotech Pharmaceuticals, Inc.

1618 Station Street

Vancouver BC

Canada V6A 1B6

Attn: General Counsel

Facsimile: (604) 221-6915

If to Rex Medical:

Rex Medical, L. P.

1100 East Hector Street, Suite 245

Conshohocken, PA 19428

Attn: Lindsay L. Carter

Facsimile: (610) 940-1590

With a copy to:

Royer & Associates, LLC

681 Moore Road, Suite 321

King of Prussia, PA 19406

Attn: John E. Royer, Jr., Esq.

Facsimile: (610) 354-8896

16. Assignment; Successor and Assigns. This Agreement is not assignable or transferable by either party without the prior written consent of the other; provided, however, that both Rex Medical and Angiotech may assign this Agreement without the consent of the other to an affiliate or to any third party which acquires all or substantially all of either companies assets relating to the subject matter of this Agreement. Subject to the foregoing, this Agreement is binding upon, and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

17. Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to any rules on conflicts of laws.

18. Entire Agreement; Modifications; Waiver. This Agreement, together with all Exhibits hereto, fully expresses the entire understanding between the parties, and supersedes any prior agreements, understandings, or discussions between the parties. It may not be hereafter added to, altered, or modified except by written instrument signed by both parties. No delay, or omission in the exercise of any right, power, or remedy hereunder by either party shall impair such right, power, or remedy or be considered to be a waiver of any default or acquiescence therein by such party.

19. Payment Terms. All undisputed invoices issued hereunder are due and payable in US dollars, no later than thirty (30) days from receipt of invoice. Invoices unpaid after thirty (30) days will accrue interest at a rate of one and one-half percent (1.5%) per month, or the highest rate permitted by law, whichever is less, from the due date thereof until they are paid.

20. Headings. The section headings contained herein are not part of this Agreement and are included solely for the convenience of the parties.

21. Execution in Counterpart. This Agreement may be executed in counterpart by the parties, either through original copies or by facsimile or electronic copies. An executed copy of this Agreement delivered by facsimile or electronically will constitute valid execution and delivery of this Agreement.

22. Survival. Expiration or termination of this Agreement shall not affect the rights or obligations of either party hereto which shall have accrued hereunder prior to such expiration or termination. Without limiting the foregoing sentence, the provisions of Sections 1 and 6 through 22, and the rights and obligations of the parties thereunder, shall survive the expiration or termination of this Agreement for the periods specified in any of the foregoing sections, or if none is specified, for a period of two (2) years.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Angiotech Pharmaceuticals (US), Inc.		Rex Medical, LP

By:	/s/ William L. Hunter	By: Rex Medical, Inc., its General Partner

		By:	/s/ Lindsay L. Carter 3/13/08
Print:	William L. Hunter	Print:	Lindsay L. Carter

Title:	President & CEO	Title:	VP Sales/MKTG/NBD

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